Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of FirstSun Capital Bancorp of our report, dated March 22, 2021, on the consolidated financial statements of Pioneer Bancshares, Inc., and the effectiveness of internal control over financial reporting of Pioneer Bancshares, Inc. and Subsidiaries. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Briggs & Veselka Co.
Houston, Texas
July 26, 2021